Exhibit 99.1
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                           [INSERT PRESS RELEASE HERE]

For Immediate Release

BSD Medical's Hyperthermia Systems--Patient Friendly Treatment for Rectal Cancer

         SALT LAKE CITY, May 25, 2004--BSD Medical Corp. (OTCBB:BSDM) today announced that the Journal of Clinical Oncology has published a detailed letter presenting microwave regional hyperthermia as a patient-friendly alternative for treating rectal cancer, based on promising new research. Featured with the letter by five German physicians is a picture of a patient in treatment with a BSD-2000/3D/MR by BSD Medical, along with three other images of treatments in progress using the advanced magnetic resonance imaging that the system provides.

         A Netherlands study involving 105 patients was previously published last October in the Journal of Clinical Oncology (vol. 21, No 20: pp. 3727-3743), concluding that exposing the tumor through surgery and bathing it with heated chemotherapy--known medically as "hyperthermic intraperitoneal chemotherapy" (HIPEC)--nearly doubled the survival rate of colorectal patients, as opposed to those who were treated with palliative chemotherapy, after a median follow up period of nearly two years. The recent letter from the German physicians (see JCO.2004: pp. 1527-1529) proposed employing non-invasive regional hyperthermia treatments, using a focused microwave array with the chemotherapy procedure, as an alternative to surgery.

         Doctors Hildebrandt, Rau, Gellermann, Wust and Ries, from three noted cancer research institutes in Berlin, wrote that the study "result was counterbalanced by . . . severe side effects in the experimental arm." By comparison, the toxicity caused by adding regional microwave hyperthermia to radiation or chemotherapy has been shown to be remarkably low in similar trials. The response further cited the effectiveness of regional hyperthermia, i.e., that "10 randomized trials on different locoregional hyperthermia approaches have already demonstrated a benefit when hyperthermia is added to standard radiotherapy and/or chemotherapy."

         Various approaches to heat application in combination with chemotherapy have shown a promising improvement in disease control and survival rates for some cancers. The need for improved cancer treatment results is enormous since about half of cancer victims continue to die from the disease, and colorectal cancer is second only to lung cancer in patient death. This discussion is not about the efficacy of thermochemotherapy, but about the technique for delivering the new therapy with the lowest potential for added toxicity and other side effects.

         BSD Medical develops and manufactures regional hyperthermia systems that focus on cancer located deep in the body and selectively heat tumors non-invasively using microwave energy. These systems can also be interfaced with MRI systems, allowing non-invasive temperature monitoring of the treatment. Temperature change is observed through magnetic resonance images. To learn more about BSD Medical Corp. and these systems visit www.bsdmc.com.
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         Statements  contained  in this press  release  that are not  historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including implications for future general medical acceptance of hyperthermia cancer therapy, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.






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